Exhibit 99.2

               [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES., INC.]


Investor Contact: Katie Reinsmidt         Media Contact:   Deborah Gibb
                  Director of Investor                     Director of Corporate
                    Relations                                 Relations
                  (423) 490-8301                          (423) 490-8315


         THE JACOBS GROUP AND CBL COMPLETE FORMATION OF JOINT VENTURE TO
                    OWN TRIANGLE TOWN CENTER IN RALEIGH, NC

CLEVELAND, Ohio and CHATTANOOGA, Tenn. (November 17, 2005) - The Richard E. Jacobs Group, Inc. and CBL & Associates Properties, Inc. (NYSE: CBL) today announced that they have completed the formation of a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC ("Triangle Joint Venture"). CBL will assume management, leasing and any future development responsibilities of the property.

     Concurrent with its formation, Triangle Joint Venture has entered into a new ten-year, fixed rate non-recourse loan of $200.0 million with an interest rate of 5.737%, secured by the collective centers. The proceeds from the loan will be used to retire an existing construction loan totaling approximately $121.8 million with the balance paid to The Jacobs Group.

     Triangle Town Center, a 1.3-million-square-foot super-regional mall, opened in August 2002 in one of the fastest growing cities in the United States, Raleigh, NC. In addition to being the capital of North Carolina, Raleigh is the state's second largest city with a population of over 1.3 million in the Metropolitan Statistical Area (MSA). The mall is located at the intersection of Capital Boulevard and the newly constructed I-540 northern beltway.

     Triangle Town Center is an architecturally impressive shopping destination with over 360,000 square feet of mall shops and restaurants including Adrienne Vittadini, bebe, Chico's, Coldwater Creek, California Pizza Kitchen, William Sonoma, and United Colors of Benetton. The mall is currently 87.0% occupied and is anchored by Belk, Dillard's, Hecht's, Sears, and Sak's Fifth Avenue, which joined the mall in September 2004. Triangle Town Center currently produces same stores sales of $329 per square foot.

     Located directly across Sumner Boulevard on the south side of the mall is Triangle Town Place, a 150,000-square-foot associated center featuring a Bed, Bath & Beyond, Dick's Sporting Goods, DSW Shoes, Party City, and Ulta Cosmetics. Triangle Town Place is in the final stages of development and is currently 100% leased and committed.

     Triangle Town Center also features a 103,000-square-foot lifestyle component, Triangle Town Commons, which opened in late 2004. The lifestyle element offers consumers an array of attractive stores such as North Carolina's only Orvis, as well as Pier One Kids, Atlanta-based Swoozie's, and Men's Wearhouse, as well as a wide variety of restaurant options including The Bamboo Club Asian Bistro, Champps Americana, The Twisted Fork Restaurant, and Ted's Montana Grill. The shops and restaurants are all housed in an inviting open-air, pedestrian-friendly environment. Shoppers enjoy a unique ambiance within the lifestyle center, created through extensive landscape design features such as decorative river rock, textured pavers, convenient walking bridges, and a river flowing throughout the common area, all culminating at a multi-tiered water fountain. The lifestyle expansion is currently 71.0% leased and committed.

                                     -MORE-

The Jacobs Group and CBL Complete Joint Venture
Page 2
November 17, 2005


About CBL & Associates Properties, Inc.
---------------------------------------
     CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 131 properties, including 79 regional malls/open-air centers. The properties are located in 26 states and total 73.7 million square feet including
2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has nine projects under construction totaling 1.9 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL, an open-air shopping center located in Stillwater, OK, two community centers, an associated center, and four expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

About The Richard E. Jacobs Group, Inc.
---------------------------------------
     The Richard E. Jacobs Group has long been one of America's premier owners and developers of commercial real estate. Founded in 1955 and headquartered in Cleveland, OH, the privately held company was one of the nation's pioneer developers of regional malls. Headed by its co-founder and Chairman, Richard E. Jacobs, the firm developed and owned over 40 major mall properties from coast to coast.

     Today, The Jacobs Group continues as a major developer of retail centers, office and hotel properties and mixed-use developments. Among its other premier properties are Chagrin Highlands, a 630-acre corporate community in Cleveland, OH; Cypress Creek Town Center, a 1.4 million-square-foot lifestyle center under development in Pasco County, FL; and Gulf Coast Town Center, a 1.7
million-square-foot regional center under construction in Lee County, FL - a 50/50 joint venture with CBL.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.



                                      -END-